EXHIBIT 99.1

United Health Products Inc.
Announces Distribution Rights for
HemoStyp® Line of Gauze Products

Westbury, NY – June 17, 2014 - United Health Products, Inc. (OTCQB: UEEC) announced that it has entered in principle to a multi-year distribution Agreement for its patented HemoStyp® gauze products with AMD-Ritmed. AMD-Ritmed is a privately owned leading provider of healthcare supplies serving the US and Canada.

•	AMD-Ritmed will utilize its extensive distribution network and existing customer base to showcase the superior line of HemoStyp® gauze products.

•	The Agreement grants AMD-Ritmed the exclusive rights to distribute United Health Products’ HemoStyp® product line in Canada and exclusive rights to distribute in certain markets within the US.

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Among its customers are several of the largest operators of dialysis clinics in North America, large hospitals and IDN’s, first aid companies, sterile kit manufacturers, and regional and national medical distribution companies.

Scott Woolford, AMD-Ritmed Vice President of US Sales, stated, “The HemoStyp® line of products has the advantage of being both unique and price competitive, and I am confident that many of our hospitals and healthcare customers, as well as other potential customers in the products lines’ vast market, will quickly recognize the superior performance. I have already seen significant interest from several of our major distribution partners.”

Doug K. Beplate, COO of United Health Products, said, “We have found a perfectly suited partner in AMD-Ritmed. AMD-Ritmed’s network is strong and AMD-Ritmed has a great reputation for being a leader for quality and performance. Ours is bound to be a long term and profitable relationship.”

Benefits of HemoStyp®

•	HemoStyp® is an all-natural product comprised of regenerated oxidized cellulose gauze which is specifically formulated to speed the process of hemostasis (clotting) when positioned on a cut or wound.

•	Unlike the other products in the wound care market, HemoStyp® contains no potentially harmful chemicals or animal byproducts and is hypoallergenic.

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Once it has completed its task, it is easily removed by dissolving it in water or saline solution. This method of removal neither disturbs the clotted surface nor encourages re-bleeding, which is a significant problem with traditional gauze products.

-Continued-

United Health Products Inc. announces two new members to the advisory board
Dr. David Ramey is a 1983 graduate of the Colorado State University of Veterinary Medicine. Dr. Ramey completed an internship in equine medicine and surgery at Iowa State University. He has been in private equine practice in Southern California since 1984 and his expertise includes medicine, surgery, wound care and standing field procedures. Dr. Ramey is an internationally known author and lecturer. He has authored more than a dozen books, and has lectured on various topics around the United States, as well as Australia. He has presented topics at the American Association of Equine Practitioners meeting seven times.

Barry Weinberg, B.S., M.S., ATC. is a graduate of Springfield College (MA.) and received his Masters from Indiana University. Since 2012, Barry has been the Senior Medical Advisor for the St. Louis Cardinals. Barry began his career in 1974 in the Pittsburg Pirates minor league system. He joined the New York Yankees in 1979 as the Assistant Athletic Trainer and in 1982 was named Head Athletic Trainer for the Oakland Athletics. Barry spent 16 years with the Athletics before joining the St. Louis Cardinals in 1998 as the Head Athletic Trainer. Barry has served in four MLB All Star games and seven World Series. He has been instrumental in organizing PBATS seminars and lectured at several NATA National Conventions.

About AMD-Ritmed
For over 30 years, AMD-Ritmed has been a leading manufacturer of surgical dressings and related products as well as distributor of products utilized in hospitals and healthcare facilities. AMD-Ritmed has evolved into a multinational manufacturer and distributor of wound care, personal protection, general medical and surgical supplies. For more on AMD-Ritmed visit: www.amdritmed.com

About United Health Products, Inc.
United Health Products, Inc. (UEEC) develops, manufactures, and markets a patented hemostatic gauze, for the healthcare and wound care sectors. The product, HemoStyp®, is derived from regenerated oxidized cellulose, which is all natural, and designed to absorb exudate/drainage from superficial wounds and helps control bleeding. UEEC is focused on identifying new markets and applications for its product as well as ramping up sales in its current markets. For more on United Health Products, Inc. visit: www.unitedhealthproductsinc.com

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

Company Contact:	IR Contact:
Dr. Philip Forman, CEO	Terri MacInnis, VP of IR
United Health Products, Inc.	Bibicoff + MacInnis, Inc.
877-358-3444	terri@bibimac.com 818-379-8500